Exhibit 15.1

August 2, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

        We are aware that Monster Worldwide, Inc. has incorporated by reference in the Prospectus constituting a part of this Registration Statement our report dated April 5, 2005, relating to the Company's unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2005. Pursuant to Regulation C under the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO SEIDMAN, LLP New York, New York